Exhibit 99.1

Company Contact:
Peggy Tharp
Director of Investor Relations
(770) 657-6246

Stephanie W. Bergeron and Joseph M. O’Donnell

Elected to Superior Essex Board of Directors

ATLANTA, GA, October 9, 2006 — Superior Essex Inc. (NASDAQ:  SPSX), one of the largest wire and cable manufacturers in the world, announced today that Stephanie W. Bergeron and Joseph M. O’Donnell have been elected to its board of directors.

Stephanie W. Bergeron began serving as interim president of Walsh College in September of this year.  Previously, she was with The Goodyear Tire & Rubber Company, most recently serving as senior vice president and treasurer for corporate financial operations.

Bergeron received her bachelor’s degree from the University of Michigan.  She also has a master of business administration from the University of Detroit.

Currently, Bergeron is a director of Reynolds & Reynolds Company, a provider of information management systems and services to automobile dealers in North America.  She is the chair of the audit committee for Reynolds & Reynolds and has been designated as an audit committee financial expert.

Joseph M. O’Donnell was chairman and chief executive officer of Artesyn Technologies from 1994 until 2006, when the company was acquired by Emerson Electric Co.  O’Donnell’s business background includes experience gained at GO/DAN Industries, Handy & Harman, Conrac Corporation, General Instruments Corporation and at ITT Corporation, where he began his career.

O’Donnell received both his bachelor of science and his master of business administration from the University of Tennessee, where he is a member of the advisory board for the university’s College of Business Administration.

Currently, O’Donnell is a director of Parametric Technology Corporation, a leading maker of mechanical computer-aided design, manufacturing and engineering software.  He serves as a member of Parametric’s corporate development committee.

“Stephanie and Joe both bring a wealth of experiences to our board of directors,” said Stephen M. Carter, chief executive officer of Superior Essex.  “Their backgrounds and knowledge will be valuable assets to Superior Essex going forward.  We are pleased to have them on our board.”

About Superior Essex

Superior Essex Inc., a FORTUNE 1,000 company, is one of the largest wire and cable manufacturers in the world.  The Company manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets.  It is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities.  Additional information on the Company can be found on its Web site at www.superioressex.com.